Prudential World Fund, Inc.
Gateway Center Three
100 Mulberry Street, 4th Floor
Newark, NJ 07102-4077


                                         January 25,2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re:  Rule 24f-2 Notice for Prudential World Fund, Inc.
          File Nos. 002-89725  and 811-03981

     On behalf of the Prudential World Fund, Inc. enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-1220.

                                   Very truly yours,


                                   /s/   Sadiq Peshimam
                                   M. Sadiq Peshimam
                                   Assistant Treasurer